BAKER & DANIELS
                     300 North Meridian Street
                    Indianapolis, Indiana  46204
                           (317) 237-0300


  April 28, 1995



  Bindley Western Industries, Inc.
  10333 North Meridian Street, Suite 300
  Indianapolis, Indiana  46290

  Gentlemen:

          We have examined the corporate records and proceedings of Bindley Western Industries, Inc., an Indiana corporation ("Company"), with respect to (a) the organization of the Company, and (b) the legal sufficiency of all corporate proceedings of the Company taken in connection with the authorization, reservation for issuance, validity and nonassessability of the additional 500,000 shares of common stock of the Company ("Common Stock") that may be issued under the Company's 1993 Stock Option and Incentive Plan (the "1993 Plan"), pursuant to the Company's Registration Statement on Form S-8 ("Registration Statement"), in connection with which this opinion is given.

          Based upon such examination, we are of the opinion that:

          1. The Company is a duly organized and validly existing corporation under the laws of the State of Indiana.

          2. When the Registration Statement shall have become effective and the shares of Common Stock offered pursuant thereto have been issued and sold in accordance with the terms of the 1993 Plan, such shares will be validly authorized, legally issued, and fully paid and nonassessable.

                                   Yours very truly,

                                   BAKER & DANIELS




                             Exhibit 5
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